UNTIED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT



        Pursuant to Section 13 or 15(d) of the Exchange Act of 1934


       Date of Report (Date of earliest event reported) July 24, 1998




                       SIMMONS FIRST NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)




          Arkansas                     0-6253               71-0407808
(State or other jurisdiction of     (Commission          (I.R.S. employer
incorporation or organization)      file number)         identification No.)




                 501 Main Street, Pine Bluff, Arkansas   71601
               (Address of principal executive offices)(Zip Code)





                                 (870) 541-1000
              (Registrant's telephone number, including area code)








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ITEM 5.  OTHER EVENTS.

         The following is the text of a press release issued by the registrant at 3:05 P.M. Central Standard Time on July 24, 1998:


FOR RELEASE:    July 24, 1998

              SIMMONS FIRST ANNOUNCES ACQUISITION IN WEST ARKANSAS

         Pine Bluff - - J. Thomas May, President, Chairman and Chief Executive Officer of Simmons First National Corporation ("SFNC") and Joe S. Hiatt, Chairman and Chief Executive Officer of American Bancshares of Arkansas, Inc. ("ABA") announced today the execution of a definitive agreement under the terms of which ABA will be merged into SFNC in a transaction valued at approximately $21,850,000. Stockholders of ABA will receive SFNC stock in exchange for ABA shares in the transaction.

         Approximately $650,000 in merger related costs are anticipated in connection with the transaction. SFNC anticipates the transaction will be modestly accretive to earnings during 1999.

         The transaction is subject to regulatory approval from the Board of Governors of the Federal Reserve System, Arkansas State Banking Department and the Office of the Comptroller of the Currency. The regulatory applications are expected to be made within 30 days and the approval of shareholders of ABA will be sought in the fourth quarter of 1998. The transaction is expected to close in late 1998.

         ABA owns American State Bank, Charleston Arkansas with consolidated assets as of June 30, 1998 of $88 million. As a part of the transaction American State Bank, with banking offices in Charleston, Fort Smith, Altus and Ozark, will be merged into Simmons First National Bank, SFNC's lead bank, during early 1999.

         SFNC presently owns 7 banks in the state of Arkansas conducting banking operations from 40 offices in 21 communities, with consolidated assets of $1.3 billion, as of June 30, 1998. After completion of the transaction, SFNC will conduct banking operations from 45 offices in 24 communities in Arkansas.

         Commenting on the proposed merger, Mr. May stated, "We are excited about having American State Bank as a member of the Simmons First Family. The Hiatt family has a long tradition of service to the Arkansas banking community. Joe Hiatt is a former President of the Arkansas Bankers Association and has been active in various committees of the American Bankers Association. American Bancshares and American State Bank are well run institutions which will strengthen SFNC's presence in Western Arkansas. We believe the partnership will be good for the customers and shareholders of both institutions.

         "We are happy with this merger because it gives our customers in the Charleston, Ozark, Altus and Fort Smith areas the benefits of technology that only larger institutions can afford", said Joe Hiatt, Chairman and Chief Executive Officer of ABA.

         He added, "I have known and done business with Simmons First National Bank for more than 40 years and I know them to be people of unquestionable integrity. They treat both customers and employees with dignity and respect. I look forward to being a stockholder of Simmons First National Corporation and a director of Simmons First National Bank.

FOR MORE INFORMATION CONTACT:

Mr. J. Thomas May
Chairman, President & Chief Executive Officer
Simmons First National Corporation
(870) 541-1103

Mr. Joe S. Hiatt
Chairman & Chief Executive Officer
American Bancshares of Arkansas, Inc.
(501) 965-2201



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   SIMMONS FIRST NATIONAL CORPORATION


Date:   July 24, 1998              By:   /s/ J. Thomas May
      -------------------             ---------------------------------------
                                         J. Thomas May, Chairman, President &
                                         Chief Executive Officer